EXHIBIT 99.1

Lakeland Bancorp Announces Third Quarter Results

OAK RIDGE, N.J., Oct. 25, 2018 (GLOBE NEWSWIRE) -- Lakeland Bancorp, Inc. (NASDAQ: LBAI) (the “Company”), the parent company of Lakeland Bank (“Lakeland”), reported net income of $16.8 million for the three months ended September 30, 2018, a 22% increase compared to $13.7 million for the three months ended September 30, 2017. For the three months ended September 30, 2018, the Company reported diluted EPS of $0.35, an increase of 21% compared to $0.29 for the same period in 2017. For the third quarter of 2018, return on average assets was 1.19%, return on average common equity was 11.02% and return on average tangible common equity was 14.31%.

Reflected in September 30, 2018 results is the impact of the State of New Jersey tax law effective in July and retroactive to the beginning of 2018. The tax changes include a 2.5% tax surcharge which increased tax expense by approximately $0.5 million and a resulting increase in the Company’s deferred tax assets of $1.3 million, reducing tax expense.

For the nine months ended September 30, 2018, the Company reported net income of $47.9 million, a 21% increase compared to $39.4 million for the same period in 2017. For the nine months ended September 30, 2018, the Company reported diluted EPS of $0.99, an increase of 21% compared to $0.82 for the first nine months of 2017. For the first nine months of 2018, return on average assets was 1.17%, return on average common equity was 10.78%, and return on average tangible common equity was 14.06%.

Thomas Shara, Lakeland Bancorp’s President and CEO commented, “We are pleased to report record quarterly income for the third quarter. Our results were driven by continued steady loan growth and robust deposit growth of over 5% this quarter. We are particularly pleased with our 1.19% return on assets, coupled with a 14.31% return on tangible common equity for the quarter. On the merger front, we were excited to announce the acquisition of Highlands Bancorp during the quarter and look forward to welcoming their customers, shareholders and staff to the Lakeland team.  We anticipate the transaction will be completed in early 2019.”

Net Interest Margin and Income

Net interest margin for the third quarter of 2018 of 3.32% decreased seven basis points from the third quarter of 2017. The decrease in net interest margin was due primarily to an increase in the cost of interest-bearing liabilities, partially offset by an increase in the yield on interest-earning assets. Net interest margin for the first nine months of 2018 of 3.38% equaled net interest margin for the first nine months of 2017.

The yield on interest-earning assets for the third quarter of 2018 was 4.14% compared to 3.93% for the third quarter of 2017. The increase in yield was due primarily to a 21 basis point increase in the yield on loans and leases as rates continue to rise. The yield on interest-earning assets for the first nine months of 2018 was 4.09% compared to 3.86% during the same period in 2017.

The cost of interest-bearing liabilities for the third quarter of 2018 was 1.08% compared to 0.71% for the third quarter of 2017. The cost of interest-bearing transaction accounts, time deposits and borrowings have increased 40, 58, and 46 basis points, respectively, since the third quarter of 2017 largely driven by higher market interest rates. The Company has run deposit promotions during 2018 to support loan growth and in response to increased market competition. The cost of interest-bearing liabilities for the first nine months of 2018 was 0.94% compared to 0.65% during the same period in 2017.

Net interest income increased to $43.6 million for the third quarter of 2018 compared to $42.1 million for the third quarter of 2017, due primarily to the growth of interest-earning assets and increases in loan and lease yields offset by an increase in the cost of interest-bearing liabilities. Net interest income for the first nine months of 2018 was $129.4 million, as compared to $122.9 million for the same period in 2017.

Noninterest Income

Noninterest income increased $0.2 million to $5.6 million for the third quarter of 2018 from $5.5 million for the third quarter of 2017 primarily due to death benefit income of $0.4 million in the third quarter of 2018. Commissions and fees increased $0.2 million compared to the third quarter of 2017 due primarily to an increase in investment services income. Partially offsetting these positive variances was a $0.4 million loss on equity securities during the quarter.

For the first nine months of 2018, noninterest income totaled $16.7 million compared to $19.7 million for the same period in 2017. The first nine months of 2017 included $2.5 million in gains on sales of investment securities, $0.9 million gain on the sales of three former branches, $0.4 million in gains on sales of other real estate owned and a $0.3 million gain on the payoff of an acquired loan. Noninterest income for first nine months of 2018 had increases in commissions and fees of $0.5 million, an increase in income on bank owned life insurance of $1.0 million, including the death benefit income discussed above, partially offset by a $0.4 million loss on equity securities.

Noninterest Expense

Noninterest expense totaled $27.8 million for the third quarter of 2018 compared to $24.8 million for the third quarter of 2017, primarily due to salary and employee benefit expense increasing $2.3 million as a result of additions to our staff to support continued growth, normal merit increases, higher benefit costs and a life insurance payout of $0.6 million related to the BOLI death benefit mentioned above. In the third quarter of 2018, data processing expense increased $0.6 million compared to the third quarter of 2017 due primarily to the Company’s expansion and improvement of its digital infrastructure.

For the first nine months of 2018, noninterest expense totaled $82.5 million compared to $78.7 million for the same period in 2017. Included within 2017 was $2.8 million in long-term debt prepayment fees. Excluding the 2017 long-term debt prepayment fees, the resulting $6.6 million net increase was primarily due to a $5.3 million increase in salary and employee benefit costs resulting from additions to our staff to support continued growth, as well as normal merit increases and higher benefit costs and the life insurance payout related to the BOLI death benefit previously mentioned. Data processing also increased $1.0 million compared to the first nine months of 2017 due primarily to the Company’s expansion and improvement of its digital infrastructure.

Financial Condition

In 2018, total assets increased $221.4 million to $5.63 billion as total loans and leases grew $175.6 million to $4.33 billion, while investment securities increased $4.1 million to $771.8 million. On the funding side, total deposits increased $273.7 million to $4.64 billion, while borrowings decreased $84.8 million to $337.0 million. As of September 30, 2018, total loans and leases as a percent of total deposits was 93%.

Asset Quality

At September 30, 2018, non-performing assets totaled $13.9 million (0.25% of total assets) compared to $14.5 million (0.27% of total assets) at December 31, 2017. Non-accrual loans and leases as a percent of total loans and leases equaled 0.26% at September 30, 2018 compared to 0.33% at December 31, 2017. The allowance for loan and lease losses increased to $37.3 million at September 30, 2018 (0.86% of total loans and leases) compared to $35.5 million at December 31, 2017 (0.85% of total loans and leases). In the third quarter of 2018, the Company had net charge-offs of $0.4 million (0.03% of average loans and leases, annualized) compared to $0.7 million (0.07% of average loans and leases, annualized) for the same period in 2017. The third quarter of 2018 provision for loan and lease losses was $1.0 million compared to $1.8 million in the third quarter of 2017.

Capital

At September 30, 2018, stockholders' equity was $607.6 million compared to $583.1 million at December 31, 2017, a 4% increase. Lakeland Bank remains above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 9.42% at September 30, 2018. At September 30, 2018, the book value per common share and tangible book value per common share were $12.79 and $9.88 compared to $12.19 and $9.25 at September 30, 2017. On October 23, 2018, the Company declared a quarterly cash dividend of $0.115 per share to be paid on November 15, 2018 to stockholders of record as of November 5, 2018.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. The Company cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company’s markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation and regulation affecting the financial services industry, government intervention in the U.S. financial system, changes in federal and state tax laws, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company’s lending and leasing activities, successful implementation, deployment and upgrades of new and existing technology, systems, services and products, customers’ acceptance of the Company’s products and services, competition, failure to obtain the required approval from Highlands Bancorp, Inc. shareholders for the merger of Highlands Bancorp, Inc. into Lakeland Bancorp, Inc. and failure to realize anticipated efficiencies and synergies if the holding company merger and the merger of Highlands State Bank into Lakeland Bank are consummated.  Any statements made by the Company that are not historical facts should be considered to be forward-looking statements. The Company is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results.  Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company also provides measurements and ratios based on tangible equity and tangible assets. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

The Company also uses an efficiency ratio that is a non-GAAP financial measure. The ratio that the Company uses excludes amortization of core deposit intangibles, provision for unfunded lending commitments and, where applicable, long-term debt prepayment fees and merger related expenses. Income for the non-GAAP ratio is increased by the favorable effect of tax-exempt income and excludes gains and losses from the sale of investment securities and gain on debt extinguishment, which can vary from period to period. The Company uses this ratio because it believes the ratio provides a relevant measure to compare the operating performance period to period.

These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. See accompanying non-GAAP tables.

About Lakeland Bank

Lakeland Bank is the wholly-owned subsidiary of Lakeland Bancorp, Inc. (NASDAQ:LBAI), which has $5.6 billion in total assets. The Bank operates 50 branch offices throughout Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex, and Union counties in New Jersey including one branch in Highland Mills, New York; six New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Newton, Teaneck and Waldwick; and one New York commercial lending center to serve the Hudson Valley region. Lakeland also has a commercial loan production office serving Middlesex and Monmouth counties in New Jersey.  Lakeland Bank offers an extensive suite of financial products and services for businesses and consumers. Visit LakelandBank.com for more information.

Thomas J. Shara
President & CEO

Thomas F. Splaine
EVP & CFO
973-697-2000

Lakeland Bancorp, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017

INCOME STATEMENT
Net interest income	$43,624	$42,115	$129,353	$122,859
Provision for loan and lease losses	(1,046)	(1,827)	(3,822)	(4,872)
Gains (losses) on sales of investment securities	-	-	-	2,524
Gains on sales of loans	484	478	1,030	1,347
Gain (loss) on equity securities	(439)	-	(384)	-
Other noninterest income	5,594	4,976	16,036	15,788
Long-term debt prepayment fee	-	-	-	(2,828)
Other noninterest expense	(27,793)	(24,849)	(82,504)	(75,857)
Pretax income	20,424	20,893	59,709	58,961
Provision for income taxes	(3,666)	(7,170)	(11,858)	(19,556)
Net income	$16,758	$13,723	$47,851	$39,405

Basic earnings per common share	$0.35	$0.29	$1.00	$0.82
Diluted earnings per common share	$0.35	$0.29	$0.99	$0.82
Dividends paid per common share	$0.115	$0.100	$0.330	$0.295
Weighted average shares - basic	47,605	47,466	47,570	47,429
Weighted average shares - diluted	47,788	47,692	47,764	47,660

SELECTED OPERATING RATIOS
Annualized return on average assets	1.19%	1.03%	1.17%	1.01%
Annualized return on average common equity	11.02%	9.48%	10.78%	9.33%
Annualized return on average tangible common equity (1)	14.31%	12.51%	14.06%	12.38%
Annualized return on interest-earning assets	4.14%	3.93%	4.09%	3.86%
Annualized cost of interest-bearing liabilities	1.08%	0.71%	0.94%	0.65%
Annualized net interest spread	3.06%	3.22%	3.15%	3.22%
Annualized net interest margin	3.32%	3.39%	3.38%	3.38%
Efficiency ratio (1)	56.00%	51.72%	56.05%	53.52%
Stockholders' equity to total assets			10.80%	10.69%
Book value per common share			$12.79	$12.19
Tangible book value per common share (1)			$9.88	$9.25
Tangible common equity to tangible assets (1)			8.55%	8.33%

ASSET QUALITY RATIOS			9/30/2018	9/30/2017
Ratio of allowance for loan and lease losses to total loans and leases			0.86%	0.83%
Non-performing loans and leases to total loans and leases			0.26%	0.33%
Non-performing assets to total assets			0.25%	0.27%
Annualized net charge-offs to average loans and leases			0.06%	0.07%

SELECTED BALANCE SHEET DATA AT PERIOD-END			9/30/2018	9/30/2017
Loans and leases			$4,332,238	$4,092,893
Allowance for loan and lease losses			37,293	33,925
Investment securities			801,315	795,096
Total assets			5,627,057	5,399,481
Total deposits			4,642,443	4,356,996
Short-term borrowings			47,398	133,960
Other borrowings			289,635	301,411
Stockholders' equity			607,555	577,081

SELECTED AVERAGE BALANCE SHEET DATA	For the Three Months Ended		For the Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
Loans and leases	$4,296,244	$4,060,838	$4,246,338	$3,993,030
Investment securities	811,217	815,773	814,508	814,392
Interest-earning assets	5,221,612	4,957,856	5,126,677	4,897,550
Total assets	5,570,286	5,300,191	5,473,001	5,232,283
Noninterest-bearing demand deposits	999,217	971,143	978,020	949,474
Savings deposits	491,095	484,982	491,810	489,562
Interest-bearing transaction accounts	2,319,863	2,206,206	2,252,112	2,247,674
Time deposits	789,691	645,333	781,230	587,086
Total deposits	4,599,866	4,307,664	4,503,172	4,273,796
Short-term borrowings	36,702	42,172	54,981	41,211
Other borrowings	291,477	344,775	286,138	323,180
Total interest-bearing liabilities	3,928,828	3,723,468	3,866,271	3,688,713
Stockholders' equity	603,059	574,113	593,453	564,443

(1) See Supplemental Information - Non-GAAP Financial Measures

Lakeland Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017

INTEREST INCOME
Loans, leases and fees	$49,181	$44,302	$142,384	$127,453
Federal funds sold and interest-bearing deposits with banks	533	210	844	618
Taxable investment securities and other	4,141	3,720	12,160	11,137
Tax exempt investment securities	427	503	1,299	1,535
TOTAL INTEREST INCOME	54,282	48,735	156,687	140,743
INTEREST EXPENSE
Deposits	8,429	4,443	20,685	11,561
Federal funds purchased and securities sold under agreements to repurchase	42	52	409	160
Other borrowings	2,187	2,125	6,240	6,163
TOTAL INTEREST EXPENSE	10,658	6,620	27,334	17,884
NET INTEREST INCOME	43,624	42,115	129,353	122,859
Provision for loan and lease losses	1,046	1,827	3,822	4,872
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	42,578	40,288	125,531	117,987
NONINTEREST INCOME
Service charges on deposit accounts	2,614	2,797	7,770	7,926
Commissions and fees	1,414	1,258	4,096	3,549
Income on bank owned life insurance	1,127	624	2,557	1,550
Gain (loss) on equity securities	(439)	-	(384)	-
Gains on sales of loans	484	478	1,030	1,347
Gains on sales of investment securities	-	-	-	2,524
Other income	439	297	1,613	2,763
TOTAL NONINTEREST INCOME	5,639	5,454	16,682	19,659
NONINTEREST EXPENSE
Salaries and employee benefit expense	17,352	15,100	50,921	45,613
Net occupancy expense	2,316	2,327	7,657	7,670
Furniture and equipment expense	2,070	2,073	6,287	6,166
FDIC insurance expense	400	430	1,225	1,173
Stationary, supplies and postage expense	371	404	1,230	1,419
Marketing expense	343	442	1,160	1,351
Data processing expense	1,083	441	2,525	1,496
Telecommunications expense	438	380	1,321	1,156
ATM and debit card expense	556	546	1,624	1,504
Core deposit intangible amortization	142	104	452	489
Other real estate owned and other repossessed assets expense	45	67	112	108
Long-term debt prepayment fee	-	-	-	2,828
Other expenses	2,677	2,535	7,990	7,712
TOTAL NONINTEREST EXPENSE	27,793	24,849	82,504	78,685
INCOME BEFORE PROVISION FOR INCOME TAXES	20,424	20,893	59,709	58,961
Provision for income taxes	3,666	7,170	11,858	19,556
NET INCOME	$16,758	$13,723	$47,851	$39,405

Basic	$0.35	$0.29	$1.00	$0.82
Diluted	$0.35	$0.29	$0.99	$0.82
DIVIDENDS PAID PER COMMON SHARE	$0.115	$0.100	$0.330	$0.295

Lakeland Bancorp, Inc.
Consolidated Balance Sheets

	September 30	December 31,
(Dollars in thousands)	2018	2017
	(Unaudited)
ASSETS
Cash	$170,099	$114,138
Interest-bearing deposits due from banks	10,137	28,795
Total cash and cash equivalents	180,236	142,933
Investment securities available for sale, at fair value	613,243	628,046
Equity securities, at fair value	16,038	18,089
Investment securities held to maturity; fair value of $153,975 at September 30, 2018
and $138,688 at December 31, 2017	158,576	139,685
Federal Home Loan Bank and other membership stocks, at cost	13,458	12,576
Loans held for sale	1,340	456
Loans and leases:
Commercial, real estate	3,281,946	3,096,092
Commercial, industrial and other	334,241	340,400
Leases	82,881	75,039
Residential mortgages	315,135	322,880
Consumer and home equity	318,035	322,269
Total loans and leases	4,332,238	4,156,680
Net deferred costs (fees)	(4,120)	(3,960)
Allowance for loan and lease losses	(37,293)	(35,455)
Net loans and leases	4,290,825	4,117,265
Premises and equipment, net	50,127	50,313
Accrued interest receivable	15,435	14,416
Goodwill	136,433	136,433
Other identifiable intangible assets	1,910	2,362
Bank owned life insurance	109,338	107,489
Other assets	40,098	35,576
TOTAL ASSETS	$5,627,057	$5,405,639

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$996,296	$967,335
Savings and interest-bearing transaction accounts	2,855,318	2,663,985
Time deposits $250 thousand and under	607,448	556,863
Time deposits over $250 thousand	183,381	180,565
Total deposits	4,642,443	4,368,748
Federal funds purchased and securities sold under agreements to repurchase	47,398	124,936
Other borrowings	184,640	192,011
Subordinated debentures	104,995	104,902
Other liabilities	40,026	31,920
TOTAL LIABILITIES	5,019,502	4,822,517

STOCKHOLDERS' EQUITY
Common stock, no par value; authorized 100,000,000 shares at September 30, 2018 and 70,000,000 shares at December 31, 2017; issued 47,485,283 shares at
September 30, 2018 and 47,353,864 shares at December 31, 2017	514,212	512,734
Retained earnings	106,834	72,737
Accumulated other comprehensive gain (loss)	(13,491)	(2,349)
TOTAL STOCKHOLDERS' EQUITY	607,555	583,122
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,627,057	$5,405,639

Lakeland Bancorp, Inc.
Financial Highlights
(Unaudited)

	For the Quarter Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(Dollars in thousands, except per share data)	2018	2018	2018	2017	2017

INCOME STATEMENT
Net interest income	$43,624	$43,493	$42,236	$42,379	$42,115
Provision for loan and lease losses	(1,046)	(1,492)	(1,284)	(1,218)	(1,827)
Gains on sales of loans	484	300	246	489	478
Gain (loss) on equity securities	(439)	73	(18)	-	-
Other noninterest income	5,594	5,336	5,106	5,287	4,976
Other noninterest expense	(27,793)	(27,574)	(27,137)	(25,849)	(24,849)
Pretax income	20,424	20,136	19,149	21,088	20,893
Provision for income taxes	(3,666)	(4,298)	(3,894)	(7,913)	(7,170)
Net income	$16,758	$15,838	$15,255	$13,175	$13,723

Basic earnings per common share	$0.35	$0.33	$0.32	$0.28	$0.29
Diluted earnings per common share	$0.35	$0.33	$0.32	$0.27	$0.29
Dividends paid per common share	$0.115	$0.115	$0.100	$0.100	$0.100
Dividends paid	$5,510	$5,509	$4,778	$4,776	$4,775
Weighted average shares - basic	47,605	47,600	47,503	47,466	47,466
Weighted average shares - diluted	47,788	47,770	47,736	47,719	47,692

SELECTED OPERATING RATIOS
Annualized return on average assets	1.19%	1.17%	1.14%	0.97%	1.03%
Annualized return on average common equity	11.02%	10.71%	10.60%	8.99%	9.48%
Annualized return on average tangible common equity (1)	14.31%	13.97%	13.90%	11.82%	12.51%
Annualized net interest margin	3.32%	3.43%	3.39%	3.37%	3.39%
Efficiency ratio (1)	56.00%	55.60%	56.58%	53.06%	51.72%
Common stockholders' equity to total assets	10.80%	10.80%	10.75%	10.79%	10.69%
Tangible common equity to tangible assets (1)	8.55%	8.51%	8.43%	8.44%	8.33%
Tier 1 risk-based ratio	11.21%	11.16%	11.08%	10.87%	10.82%
Total risk-based ratio	13.69%	13.67%	13.61%	13.40%	13.37%
Tier 1 leverage ratio	9.42%	9.43%	9.28%	9.12%	9.07%
Common equity tier 1 capital ratio	10.56%	10.49%	10.40%	10.18%	10.13%
Book value per common share	$12.79	$12.59	$12.40	$12.31	$12.19
Tangible book value per common share (1)	$9.88	$9.67	$9.48	$9.38	$9.25

(1) See Supplemental Information - Non-GAAP Financial Measures

Lakeland Bancorp, Inc.
Financial Highlights
(Unaudited)

	For the Quarter Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(Dollars in thousands)	2018	2018	2018	2017	2017

SELECTED BALANCE SHEET DATA AT PERIOD-END
Loans and leases	$4,332,238	$4,281,302	$4,228,052	$4,156,680	$4,092,893
Allowance for loan and lease losses	37,293	36,604	35,644	35,455	33,925
Investment securities	801,315	798,096	805,654	798,396	795,096
Total assets	5,627,057	5,534,488	5,477,829	5,405,639	5,399,481
Total deposits	4,642,443	4,400,019	4,447,965	4,368,748	4,356,996
Short-term borrowings	47,398	197,870	126,485	124,936	133,960
Other borrowings	289,635	301,339	281,906	296,913	301,411
Stockholders' equity	607,555	597,864	588,648	583,122	577,081

LOANS AND LEASES
Commercial, real estate	$3,281,946	$3,222,461	$3,169,375	$3,096,092	$3,018,106
Commercial, industrial and other	334,241	339,974	339,665	340,400	342,775
Leases	82,881	82,006	78,238	75,039	71,698
Residential mortgages	315,135	321,717	323,054	322,880	329,625
Consumer and home equity	318,035	315,144	317,720	322,269	330,689
Total loans and leases	$4,332,238	$4,281,302	$4,228,052	$4,156,680	$4,092,893

DEPOSITS
Noninterest-bearing	$996,296	$967,911	$974,641	$967,335	$955,444
Savings and interest-bearing transaction accounts	2,855,318	2,625,325	2,682,726	2,663,985	2,681,512
Time deposits	790,829	806,783	790,598	737,428	720,040
Total deposits	$4,642,443	$4,400,019	$4,447,965	$4,368,748	$4,356,996

Total loans and leases to total deposits ratio	93.3%	97.3%	95.1%	95.1%	93.9%

SELECTED AVERAGE BALANCE SHEET DATA
Loans and leases	$4,296,244	$4,247,443	$4,194,207	$4,116,920	$4,060,838
Investment securities	811,217	811,361	821,055	798,687	815,773
Interest-earning assets	5,221,612	5,094,048	5,062,628	5,014,333	4,957,856
Total assets	5,570,286	5,437,540	5,409,409	5,372,248	5,300,191
Noninterest-bearing demand deposits	999,217	969,965	964,498	988,451	971,143
Savings deposits	491,095	496,630	487,666	478,685	484,982
Interest-bearing transaction accounts	2,319,863	2,195,553	2,240,044	2,222,221	2,206,206
Time deposits	789,691	792,270	761,418	730,590	645,333
Total deposits	4,599,866	4,454,418	4,453,626	4,419,947	4,307,664
Short-term borrowings	36,702	73,305	55,137	43,130	42,172
Other borrowings	291,477	283,206	283,645	295,818	344,775
Total interest-bearing liabilities	3,928,828	3,840,964	3,827,910	3,770,444	3,723,468
Stockholders' equity	603,059	593,388	583,700	581,254	574,113

Lakeland Bancorp, Inc.
Financial Highlights
(Unaudited)

	For the Quarter Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(Dollars in thousands)	2018	2018	2018	2017	2017

AVERAGE ANNUALIZED YIELDS (TAXABLE EQUIVALENT BASIS)
ASSETS
Loans and leases	4.54%	4.50%	4.40%	4.33%	4.33%
Taxable investment securities and other	2.26%	2.21%	2.17%	2.17%	2.09%
Tax-exempt securities	2.71%	2.66%	2.65%	3.21%	2.98%
Federal funds sold and interest-bearing cash accounts	1.87%	1.65%	1.40%	1.06%	1.03%
Total interest-earning assets	4.14%	4.12%	4.02%	3.95%	3.93%

LIABILITIES
Savings accounts	0.06%	0.06%	0.06%	0.06%	0.06%
Interest-bearing transaction accounts	0.89%	0.69%	0.61%	0.51%	0.49%
Time deposits	1.61%	1.34%	1.23%	1.17%	1.03%
Borrowings	2.66%	2.51%	2.54%	2.36%	2.20%
Total interest-bearing liabilities	1.08%	0.91%	0.83%	0.75%	0.71%
Net interest spread (taxable equivalent basis)	3.06%	3.21%	3.19%	3.20%	3.22%

Annualized net interest margin (taxable equivalent basis)	3.32%	3.43%	3.39%	3.37%	3.39%
Annualized cost of deposits	0.73%	0.59%	0.52%	0.45%	0.41%

ASSET QUALITY DATA
ALLOWANCE FOR LOAN AND LEASE LOSSES
Balance at beginning of period	$36,604	$35,644	$35,455	$33,925	$32,823
Provision for loan and lease losses	1,046	1,492	1,284	1,218	1,827
Charge-offs	(753)	(963)	(1,250)	(347)	(869)
Recoveries	396	431	155	659	144
Balance at end of period	$37,293	$36,604	$35,644	$35,455	$33,925

NET LOAN AND LEASE CHARGE-OFFS (RECOVERIES)
Commercial, real estate	$(115)	$181	$(13)	$132	$285
Commercial, industrial and other	(26)	213	992	25	168
Leases	366	69	21	34	80
Residential mortgages	36	(3)	79	31	95
Consumer and home equity	96	72	16	(534)	97
Net charge-offs (recoveries)	$357	$532	$1,095	$(312)	$725

NON-PERFORMING ASSETS
Commercial, real estate	$5,737	$7,353	$6,204	$7,362	$6,820
Commercial, industrial and other	1,189	1,171	1,505	184	172
Leases	441	834	250	144	110
Residential mortgages	2,347	2,992	3,045	3,860	4,410
Consumer and home equity	1,410	1,917	2,341	2,105	2,033
Total non-accrual loans and leases	11,124	14,267	13,345	13,655	13,545
Property acquired through foreclosure or repossession	2,754	2,184	1,392	843	1,168
Total non-performing assets	$13,878	$16,451	$14,737	$14,498	$14,713

Loans past due 90 days or more and still accruing	$16	$-	$1	$200	$9
Loans restructured and still accruing	$9,030	$7,926	$9,526	$11,462	$11,279

Ratio of allowance for loan and lease losses to total loans and leases	0.86%	0.85%	0.84%	0.85%	0.83%
Total non-accrual loans and leases to total loans and leases	0.26%	0.33%	0.32%	0.33%	0.33%
Total non-performing assets to total assets	0.25%	0.30%	0.27%	0.27%	0.27%
Annualized net charge-offs (recoveries) to average loans and leases	0.03%	0.05%	0.10%	-0.03%	0.07%

Lakeland Bancorp, Inc.
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)

	At or for the Quarter Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
(Dollars in thousands, except per share amounts)	2018	2018	2018	2017	2017

CALCULATION OF TANGIBLE BOOK VALUE PER COMMON SHARE
Total common stockholders' equity at end of period - GAAP	$607,555	$597,864	$588,648	$583,122	$577,081
Less: Goodwill	136,433	136,433	136,433	136,433	136,433
Less: Other identifiable intangible assets	1,910	2,052	2,205	2,362	2,526
Total tangible common stockholders' equity at end of period - Non-GAAP	$469,212	$459,379	$450,010	$444,327	$438,122

Shares outstanding at end of period	47,485	47,484	47,476	47,354	47,353

Book value per share - GAAP	12.79	$12.59	$12.40	$12.31	$12.19

Tangible book value per share - Non-GAAP	9.88	$9.67	$9.48	$9.38	$9.25

CALCULATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
Total tangible common stockholders' equity at end of period - Non-GAAP	$469,212	$459,379	$450,010	$444,327	$438,122

Total assets at end of period - GAAP	$5,627,057	$5,534,488	$5,477,829	$5,405,639	$5,399,481
Less: Goodwill	136,433	136,433	136,433	136,433	136,433
Less: Other identifiable intangible assets	1,910	2,052	2,205	2,362	2,526
Total tangible assets at end of period - Non-GAAP	$5,488,714	$5,396,003	$5,339,191	$5,266,844	$5,260,522

Common equity to assets - GAAP	10.80%	10.80%	10.75%	10.79%	10.69%

Tangible common equity to tangible assets - Non-GAAP	8.55%	8.51%	8.43%	8.44%	8.33%

CALCULATION OF RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income - GAAP	$16,758	$15,838	$15,255	$13,175	$13,723

Total average common stockholders' equity - GAAP	$603,059	$593,388	$583,700	$581,254	$574,113
Less: Average goodwill	136,433	136,433	136,433	136,433	136,433
Less: Average other identifiable intangible assets	1,982	2,134	2,300	2,450	2,606
Total average tangible common stockholders' equity - Non-GAAP	$464,644	$454,821	$444,967	$442,371	$435,074

Return on average common stockholders' equity - GAAP	11.02%	10.71%	10.60%	8.99%	9.48%

Return on average tangible common stockholders' equity - Non-GAAP	14.31%	13.97%	13.90%	11.82%	12.51%

CALCULATION OF EFFICIENCY RATIO
Total noninterest expense	$27,793	$27,574	$27,137	$25,849	$24,849
Amortization of core deposit intangibles	(142)	(153)	(157)	(165)	(104)
Noninterest expense, as adjusted	$27,651	$27,421	$26,980	$25,684	$24,745

Net interest income	$43,624	$43,493	$42,236	$42,379	$42,115
Total noninterest income	5,639	5,709	5,334	5,776	5,454
Total revenue	49,263	49,202	47,570	48,155	47,569
Tax-equivalent adjustment on municipal securities	113	114	118	247	271
Total revenue, as adjusted	$49,376	$49,316	$47,688	$48,402	$47,840

Efficiency ratio - Non-GAAP	56.00%	55.60%	56.58%	53.06%	51.72%

Lakeland Bancorp, Inc.
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)
	For the Nine Months Ended,
	Sept 30	Sept 30
(Dollars in thousands)	2018	2017

CALCULATION OF RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income - GAAP	$47,851	$39,405

Total average common stockholders' equity - GAAP	$593,453	$564,443
Less: Average goodwill	136,433	135,981
Less: Average other identifiable intangible assets	2,138	2,981
Total average tangible common stockholders' equity - Non-GAAP	$454,882	$425,481

Return on average common stockholders' equity - GAAP	10.78%	9.33%

Return on average tangible common stockholders' equity - Non-GAAP	14.06%	12.38%

CALCULATION OF EFFICIENCY RATIO
Total noninterest expense	$82,504	$78,685

Amortization of core deposit intangibles	(452)	(489)
Long-term debt prepayment fee	-	(2,828)
Noninterest expense, as adjusted	$82,052	$75,368

Net interest income	$129,353	$122,859
Noninterest income	16,682	19,659
Total revenue	146,035	142,518
Tax-equivalent adjustment on municipal securities	345	827
Gains on sales of investment securities	-	(2,524)
Total revenue, as adjusted	$146,380	$140,821

Efficiency ratio - Non-GAAP	56.05%	53.52%